Exhibit 99.1

ANI Announces Upcoming Departure of CEO

BAUDETTE, Minnesota (April 14, 2020) - ANI Pharmaceuticals, Inc. (“ANI”) (Nasdaq: ANIP) today announced that Arthur S. Przybyl will depart as President and Chief Executive Officer on May 10 , 2020. The Board of Directors has retained a nationally recognized executive search firm to lead the search for a new President and Chief Executive Officer.

Mr. Przybyl said, “After 11 years as President and CEO of ANI, the Board and I have determined that the time is right to transition to new leadership as the Company prepares to launch Cortrophin® Gel and expand its portfolio of specialty pharmaceutical products. Since 2009, I have achieved my goals of transforming ANI’s business model and growing ANI into the profitable and sustainable business that it is today. Perhaps most importantly, over the past four years we have taken the Cortrophin® Gel opportunity from concept to FDA filing, and with it, plan to introduce much needed competition to the market. These achievements are a testament to our strong management team and talented employees that I am confident can successfully direct the Company going forward and I want to thank them for the transformative work we, as a team, have achieved.”

Robert E. Brown, Jr., Chairman of the Board of Directors of ANI, said, “On behalf of the entire Board, I would like to thank Art for his many contributions to ANI during his tenure at the Company. Under his leadership, the Company has seen continued and strong growth and diversification of its commercial product offerings and portfolio of pipeline products. We wish him well in his future endeavors.”

About ANI

ANI Pharmaceuticals, Inc. (the “Company” or “ANI”) is an integrated specialty pharmaceutical company developing, manufacturing, and marketing branded and generic prescription pharmaceuticals. The Company's targeted areas of product development currently include narcotics, oncolytics (anti-cancers), hormones and steroids, and complex formulations involving extended release and combination products. For more information, please visit our website www.anipharmaceuticals.com.

Forward-Looking Statements

To the extent any statements made in this release deal with information that is not historical, these are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Mr. Przybyl’s departure, our search for a new President and CEO, the anticipated launch of Cortrophin® Gel and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “plans,” “potential,” “future,” “believes,” “intends,” “continue,” other words of similar meaning, derivations of such words and the use of future dates.

Uncertainties and risks may cause the Company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Uncertainties and risks include, but are not limited to, the ability of the company to identify and attract qualified candidates to replace its current President and CEO, the length of time before a successor is appointed and potential disruption in the management team during the transition period.

The Company’s business generally is subject to a number of risks which are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as its proxy statement. All forward-looking statements in this news release speak only as of the date of this news release and are based on the Company’s current beliefs, assumptions, and expectations. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information about ANI, please contact:

Investor Relations

IR@anipharmaceuticals.com